Exhibit B-55

                      ARTICLES OF DISSOLUTION

                                OF

                   RSA SERVICES OF FLORIDA, INC.


                             ARTICLE I

     The name of the corporation is RSA Services of Florida, Inc.
(the "Corporation").

                            ARTICLE II

     A notice of Intent to Dissolve the Corporation was filed with the Secretary of State of Georgia on December 31, 2001. The Notice of Intent to Dissolve has not been revoked.

                            ARTICLE III

     All known debts, liabilities and obligations of the Corporation have been paid and discharged or adequate provision has been made therefore.

                            ARTICLE IV

     All remaining property and assets of the Corporation have been distributed to its shareholders or adequate provision has been made therefore or such property and assets have been deposited with the Department of Administrative Services as provided in Section 14-2-1440 of the Georgia Business Corporation Code.

                             ARTICLE V

     There are no actions pending against the Corporation in any court or adequate provision has been made for the satisfaction of any judgment, order or decree which may be entered against the Corporation in any pending action.

     IN WITNESS WHEREOF, the undersigned authorized officer has executed these Articles of Dissolution this 31 day of December, 2001.

                         RSA SERVICES OF FLORIDA, INC.

                         /s/Frank M. Chamberlain
                         Frank M. Chamberlain,
                         Chief Executive Officer